Exhibit (h)(2)

Amended and Restated Schedule B

to the

Administration and Fund Accounting Agreement by and between

E-Valuator Funds Trust and

UMB Fund Services, Inc.

SERVICES

Fund Accounting

Subject to the direction of and utilizing information provided by the Trust, Investment Adviser, and the Trust’s Agents, the Administrator will provide the following services:

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;

d.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each day;

f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for each Fund as mutually agreed upon.

3.	General Ledger Accounting and Reconciliation:

a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Funds’ Administrator. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ Transfer Agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.

4.	Compute NAV in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per-share amounts on the basis of shares outstanding reported by the Funds’ Transfer Agent.

b.	Issue daily reports detailing per share information of each Fund to such persons (including Transfer Agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Fund Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Adviser, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments.

The Administrator shall perform the following duties on behalf of the Funds:

1.	General Fund Management:

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Coordinate Board activities:

a.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings;

b.	Attend quarterly Board meetings, either in person or telephonically, as requested by the Board

3.	Financial Reporting and Audits:

a.	Prepare semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

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4.	Tailored Shareholder Reports:

a.	subject to having received all relevant information, prepare tailored shareholder report for shareholder mailing, website posting and Form N-CSR filing.

5.	Compliance:

a.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s officers of their primary day-to-day responsibility for assuring such compliance). Completion of compliance testing is dependent on receiving necessary information on underlying investments;

b.	Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s officers of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

6.	Expenses:

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Funds’ Fund Accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

7.	Filings:

a.	Provide the following for Form N-1A or Form N-2 filings and required updates:

i.	Preparation of expense table;

ii.	Performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Investment Advisor and trustee fee data.

b.	Subject to having received all relevant information from the Fund and upon the advice and direction of fund counsel, prepare Form N-PX and provide to fund counsel for its review; upon the advice and direction of fund counsel, file Form N-PX with the SEC as required;

c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Funds;

d.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC; each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

i.	To comply with all laws, rules and regulations applicable to accessing and using Data;

ii.	To not extract the Data from the view-only portal;

iii.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

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iv.	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

v.	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

e.	Compile data, prepare timely notices and file with the SEC pursuant to Rule 24f-2;

f.	Prepare and file Form N- Q until the Fund is required to begin filing reports on Form N-PORT;

g.	File Rule 17g-1 fidelity bond filing when received from the Funds or broker.

8.	Other:

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.	Assist in securing and monitoring the directors’ and officers’ liability coverage and fidelity bond for the Funds;

e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;

f.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;

g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

9.	Blue Sky:

a.	Prepare and file state securities qualification/notice compliance filings, with the advice of the Trust’s legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amount to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary. Administrator shall serve as the Trust’s sole provider for the filing of state securities qualification/notice compliance filings until (i) this Agreement is terminated, or (ii) the parties agree in writing to amend or terminate such services.

10.	Treasurer Services

a.	Provide a qualified professional who will serve as Principal Financial Officer and will:

i.	Review and periodically approve fund disclosure controls and procedures and internal controls over financial reporting;

ii.	Provide N-CSR and N-Q Certifications;

iii.	Participate in annual audit and discussions with auditors;

iv.	Review fund distributions;

v.	Review fund expenses and expense accruals;

vi.	Participate in Board meetings as requested.

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a.	Corporate Governance:

vii.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;

viii.	Prepare and file with the SEC tender offers for registered closed-end funds.

Tax Administration

Subject to the direction of and utilizing information provided by the Trust, Investment Adviser, and the Trust’s Agents, the Administrator will provide the following services:

1.	Prepare tax work schedules for both excise tax and income tax provision purposes, calculating dividend and capital gains distributions subject to review and approval by the Fund’s officers and their independent accountants.

2.	Review any complex corporate actions prepared by fund accounting for unique tax issues.

3.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in financial information, distributions and tax returns.

4.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and/or provided by the Investment Adviser, in tax work schedules. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.

5.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.

6.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).

7.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Trust’s state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.

8.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.

9.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors.

10.	If the Fund is considered to be a non-publicly offered RIC, calculate the affected RIC expenses to be allocated to each affect investor and assist the Transfer Agent with including the information in a statement to the shareholder.

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In witness whereof, the undersigned have executed this Amended and Restated Schedule B to the Administration and Fund Accounting Agreement between E-Valuator Funds Trust and UMB Fund Services, Inc., effective as of the 31st day of May, 2024.

UMB FUND SERVICES, INC.		E-VALUATOR FUNDS TRUST

By:		By:
	Maureen A. Quill		Kevin R. Miller
	Executive Vice President		President

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